USA Mobility, Inc. Long Term Cash Incentive Plan
Award Agreement

THIS AWARD AGREEMENT (the “Agreement”), effective as of [ ] the “Grant Date”), between USA Mobility, Inc., a Delaware corporation (the “Company”), and      (the “Participant”).

WITNESSETH:

WHEREAS, the Company maintains the USA Mobility, Inc. Long Term Cash Incentive Plan (the “Plan”);

WHEREAS, the Participant is an Employee of the Company;

WHEREAS, the Company wishes to provide the Participant the opportunity to earn a cash bonus based on the Company’s success in reducing expenses for the fiscal years 2006 through 2008 (the “Performance Period”) subject to the conditions set forth in this Agreement; and

WHEREAS, all capitalized terms not defined in this Agreement shall have the meanings given such terms in the Plan.

NOW, THEREFORE, in consideration of the various covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Eligibility, Grant and Vesting of Target Award

(a) The Participant shall be eligible to participate in the Company’s Plan on the terms and subject to the conditions contained herein and in the Plan.

(b) The Participant’s initial target award shall be equal to $[80% of the cash portion of the Target LTIP Award] (the “Initial Target Award”). The Initial Target Award shall be earned in full by the Participant so long as (a) the Company’s expenses for fiscal year 2008 are at or below $ [ ] (the “Expense Target”) and (b) the Participant remains a full-time employee of the Company from the date hereof until January 1, 2009 (the “Vesting Date” and, together with the Expense Target, the “Vesting Conditions”).

(c) The Participant shall also be eligible for an additional cash bonus (the “Additional Target Award”) based on the Participant’s contribution over the course of the Performance Period toward meeting the Company’s Expense Target. The Additional Target Award, if any, shall be determined and awarded by the Company during the first quarter of 2009 and shall be payable on the same terms as, and subject to the same conditions as, the Initial Target Award (together with the Additional Target Award, if any, the “Target Award”).

(d) To the extent that the Company falls short of the Expense Target, the

Target Award shall be reduced or eliminated by multiplying it by the Applicable Payout Percentage as established in Exhibit A hereto that corresponds to the actual amount of expenses incurred by the Company in fiscal year 2008.

(e) Subject to Section 5, and assuming satisfaction of the Vesting Conditions, the Target Award, if any, will be paid in cash to the Participant promptly following completion of the Company’s annual audit for the 2008 fiscal year, which is expected to be complete on or before March 15, 2009.

(f) The Employee agrees not to take any actions that would serve to reduce artificially or inappropriately the Company’s expenses in fiscal year 2008 by accelerating expenses into fiscal year 2007 or delaying expenses into fiscal year 2009 or otherwise. The Participant further agrees to notify the Board through the Company’s Chief Compliance Officer, currently the Senior Vice President of Human Resources, as provided in the USA Mobility, Inc. Code of Business Conduct and Ethics, of any actions taken by other Company employees that, in the judgment of the Participant, may constitute such an inappropriate shifting or manipulation of expenses.

2.	Forfeiture or Proration of Target Award

(a) Termination without Cause; Death; Disability . If the Participant is terminated by the Company without Cause (as hereinafter defined), dies or Participant’s employment terminates due to permanent disability (as determined under the Company’s long-term disability policy) prior to the Vesting Conditions being satisfied, the Participant’s Target Award will equal the product of (i) the Target Award, multiplied by (ii) a fraction, the numerator of which is the number of days the Participant was continuously employed with the Company or an Affiliate thereof from January 1, 2006 through the termination date, and the denominator of which is 1095 days and (iii) multiplied by the Applicable Payout Percentage upon determination thereof. The amount, if any, of the Target Award as so determined shall be paid in accordance with the provisions of Section 1(e).

Notwithstanding the foregoing, if a Change in Control (as defined herein) occurs after the Participant’s termination of employment by the Company without Cause or upon death or permanent disability, but prior to January 1, 2009, and the Company is on track with respect to its targeted expense reduction goals set forth in the Company’s 2006 to 2010 Long Term Strategic Plan (Fourth Quarter 2005) immediately prior to the Change In Control, as reasonably determined by the Committee in its business judgment with input from the Company’s CEO, then immediately prior to the closing of the transaction that results in a Change In Control, Participant (or if applicable Participant’s Estate) shall be entitled to receive a cash award under the Plan equal to the product of (A) the Initial Target Award, multiplied by (B) a fraction, the numerator of which is the number of days the Participant was continuously employed with the Company or an Affiliate thereof from January 1, 2006 through the date of Participant’s termination of employment, and Participant (or Participant’s estate, if applicable) shall not be entitled to any other portion of the Initial Target Award. This Agreement shall terminate upon any such payment to Participant or Participant’s estate.

(b) Termination for Cause. If the Participant’s employment is terminated by the Company for Cause, the Participant shall forfeit his or her Target Award without any further action by the Company, immediately upon such termination, and the Participant will have no further rights pursuant to this Agreement.

(c) Change in Control. So long as (i) the Company is on track with respect to its targeted expense reduction goals set forth in the Company’s 2006 to 2010 Long Term Strategic Plan (Fourth Quarter 2005) immediately prior to any Change In Control, as reasonably determined by the Committee in its business judgment with input from the Company’s CEO, and (ii) the Participant is employed by the Company immediately prior to the closing of the transaction that results in a Change of Control, then immediately prior to such closing Participant shall be entitled to receive a cash award equal to the product of (A) the Initial Target Award, multiplied by (B) a fraction, the numerator of which is the number of days the Participant was continuously employed with the Company or an Affiliate thereof from January 1, 2006 through the date immediately prior to the closing date of the transaction that results in a Change of Control. This Agreement shall terminate and Participant shall have no further rights hereunder upon (i) the payment of any cash award to Participant under this Section 2(c), or (ii) if no such payment is made under this Section 2(c), upon the closing of the transaction that results in a Change in Control.

(d) Examples. For illustration purposes only, if the Participant’s Target Award is $[ ], the Company’s total expenses for the twelve month period ending on December 31, 2008 are $ [ ] and the Participant remains continuously employed by the Company through January 1, 2009, the Participant’s Target Award will be $[ ] (85 multiplied by $[ ]). Assuming the same facts except that the Participant is terminated by the Company without Cause on February 3, 2008, the Participant’s Target Award will be $[ ] ($[ ] multiplied by 764/1095 multiplied by         .85).

3.	Administration

The Compensation Committee of the Board (or such other committee as is appointed by the Board (the “Committee”) shall have the power to (a) interpret this Agreement; (b) adopt such rules or principles for the administration, interpretation and application of this Agreement as are consistent therewith; and (c) interpret, amend or revoke any such rules or principles. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to an award granted pursuant to this Agreement.

4.	Definitions

(a) Affiliate. “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by, controlling of, or under common control with, the Company where “control” means the right to elect or appoint at least 50% of the directors, managing members, general partners, trustees or entities exercising similar powers with respect to the Company or the applicable entity whether by beneficial ownership of securities or other interests, by proxy or agreement, or both.

(b) Cause. The Company shall have “Cause” to terminate the Participant’s employment hereunder upon:

(1) the Company’s (or, in the case of the Company’s chief executive officer (“CEO”), the Board of Directors of the Company’s (the “Board”)) determination that the Participant failed to substantially perform his or her duties as an Employee of the Company, provided, that prior to such termination, the Company or the Board shall have provided the Participant with at least 30 days written notice of such failure and the Participant has not remedied the failure within such 30-day period;

(2) the Company’s determination that the Participant failed to carry out, or comply with, in any material respect any lawful and reasonable directive of the Participant’s manager or, in the case of the CEO, the Board (provided, that, to the extent such failure can be fully cured, the Company or the Board shall have provided the Participant with at least 30 days written notice of such failure and the Participant has not remedied the failure within the 30-day period);

(3) the Participant’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

(4) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Participant’s duties and responsibilities;

(5) the Participant’s material breach of his obligations as an Employee of the Company or one of its Affiliates; or

(6) the Participant’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company.

(c) “Change in Control” means (i) the dissolution or liquidation of the Company; or (ii)(A) a merger, consolidation or reorganization of the Company with one or more other corporations or entities in which the Company is not the surviving corporation, (B) a sale of substantially all of the assets of the Company to another corporation, person or entity, or (C) any transaction (including, without limitation, a merger or reorganization in which the Company is the surviving corporation) approved by the Board, that upon the closing or completion of any transaction referred to in (A), (B), or (C) results in any person or entity (other than persons who are holders of stock of the Company immediately prior to such transaction and other than an affiliate of the Company as defined in Rule 144(a)(1) under the Securities Act) owning eighty percent (80%) or more of the combined voting power of all classes of stock of the Company.

5.	409A

Notwithstanding anything to the contrary in this Agreement, no payments contemplated by this Agreement will be paid during the six-month period following the Participant’s termination of service unless the Company determines, in its good faith judgment, that paying such amounts at the time or times indicated in this Section would not cause the Participant to incur an additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Grant Date) (in which case such amounts shall be paid at the time or times indicated in this Section). If the payment of any amounts are delayed as a result of the previous sentence, on the first day following the end of the six-month period, the Company will pay the Participant a lump-sum amount equal to the amounts that would have otherwise been previously paid to the Participant under this Agreement during such six month period. Additionally, in the event that following the Grant Date the Company reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company shall adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

6.	Tax Withholding.

The Company shall withhold all applicable taxes from any Target Award, including any federal, state and local taxes (including, but not limited to, the Participant’s FICA and SDI obligations).

7.	No Right to Continued Employment.

Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the employment or other service of the Company or any Affiliate or shall interfere with or restrict in any way the rights of the Company or any Affiliate, which are hereby expressly reserved, to discharge the Participant at any time for any reason or no reason whatsoever, with or without Cause.

8.	Miscellaneous.

a) This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same instrument.

b) The terms of this Agreement may only be amended, modified or waived by a written agreement executed by both of the parties hereto.

c) The validity, performance, construction and effect of this Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of law principles.

d) This Agreement and the Plan constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein.

e) Except as otherwise herein provided, this Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and of the Participant and the Participant’s personal representatives.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Grant Date.

USA MOBILITY, INC.

By:
Vincent D. Kelly
President and Chief Executive Officer

PARTICIPANT

Name: